Exhibit 99.1

  Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

FOR IMMEDIATE RELEASE

Titan Announces FDA Grants Fast Track Designation
 For Spheramine(R) For Parkinson's Disease

South San Francisco, CA - July 12, 2004 - Titan Pharmaceuticals, Inc. (ASE:TTP) today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for Spheramine for the treatment of advanced Parkinson's disease. The Fast Track Program is designed by FDA to facilitate the development and expedite the review of drug candidates that demonstrate the potential to treat serious or life-threatening diseases and address unmet medical needs. Spheramine is a novel cell therapy product initially being developed for the treatment of advanced Parkinson's patients who are not satisfactorily controlled with current medications.

Spheramine consists of normal, human retinal pigment epithelial (RPE) cells adhered to spherical microscopic carriers. RPE cells act to increase levels of dopamine, a neurotransmitter that is deficient in certain regions of the brain in patients with Parkinson's disease. Spheramine is being developed by Titan in collaboration with Schering AG, Germany, Titan's corporate partner for the development of Spheramine.

Spheramine is currently being evaluated in a double blind, placebo controlled Phase IIb clinical study. A previously completed open label pilot study in six patients demonstrated substantial improvement in patients' motor function following treatment with Spheramine.

Parkinson's disease affects more than one million people in the United States, many of whom are in advanced stages of the disease and no longer respond sufficiently to current standard therapies.

"We are pleased with the Fast Track designation for Spheramine," stated Louis R. Bucalo, M.D., Chairman, President and CEO of Titan, "which recognizes the importance of developing new and better treatments for patients with advanced Parkinson's disease."

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About Titan Pharmaceuticals

TITAN PHARMACEUTICALS, INC. (ASE: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cancer and cardiovascular disease. Titan's numerous products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with multinational pharmaceutical companies and government institutions for the development of its products.

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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